                                                    ---------------------------
                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires:  April 30, 1997
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
WEISBERG LEONARD R.                                SUBMICRON SYSTEMS CORPORATION: SUBM          Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (Specify
1225 LASALLE AVENUE #1407                         Person (Voluntary)           4/98             ----        title ---       below)
---------------------------------------------                             -------------------               below)
                 (Street)                                                 5. If Amendment,
                                                                             Date of Original
                                                                             (Month/Year)              ------------------------
MINNEAPOLIS,          MN           55403
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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COMMON STOCK                  3/26/1997    P            2,000      A      $3.5625        21,655               D
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COMMON STOCK                  3/26/1997    P            1,000      A      $3.5625        21,655               I          "BY SPOUSE"
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COMMON STOCK                  12/29/1997   P            2,000      A      $2.375         24,655               D
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COMMON STOCK                  12/29/1997   P            2,000      A      $2.375         26,655               I          "BY SPOUSE"
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COMMON STOCK                  1/28/1998    P            4,000      A      $1.9375        30,655               D
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COMMON STOCK                  4/22/1998    P            5,000      A      $1.0625        35,655               I          "BY SPOUSE"
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COMMON STOCK                  4/27/1998    P            5,000      A      $1.25          40,655               D
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COMMON STOCK                  4/27/1998    G            1,700      D      --             38,955               D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Responses)             SEC 1474 (8/92)




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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OPTIONS TO PURCHASE                                                                    11/10    COMMON    10,000
  COMMON STOCK               $7.38                             10,000            *     2003     STOCK
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OPTIONS TO PURCHASE                       6/16                                         6/16     COMMON
  COMMON STOCK               $10.125      1995                  5,000            *     2000     STOCK      5,000
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OPTIONS TO PURCHASE                       6/8                                          6/7      COMMON
  COMMON STOCK               $9.75        1996                  3,000            *     2001     STOCK      3,000
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OPTIONS TO PURCHASE                       7/24                                         7/24     COMMON
  COMMON STOCK               $3.125       1997                 75,000            **    2007     STOCK     75,000
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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                             10,000                         D
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                             15,000                         D
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                             18,000                         D
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                             75,000                         D
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Explanation of Responses:
                                                                                             STEVE DIRUGERIS
* OPTIONS ARE VESTED.                                                                        /s/ STEVE DIRUGERIS             2/15/98
**EXERCISABLE OVER 60 MONTHS BEGINNING 8/24/07.                                              ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.      FOR LEONARD WEISBERG
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.                                                SEC 1474 (8/92)
